NEWS RELEASE

Cleveland-Cliffs Reports Full-Year and Fourth-Quarter 2021 Results and Announces $1 Billion Share Repurchase Program

•Record annual revenue of $20.4 billion
•Record annual net income of $3.0 billion
•Record annual Adjusted EBITDA1 of $5.3 billion
•Record annual operating cash flow of $2.8 billion

CLEVELAND—February 11, 2022—Cleveland-Cliffs Inc. (NYSE: CLF) today reported full-year and fourth-quarter results for the period ended December 31, 2021.

Full-Year Consolidated Results
Full-year 2021 consolidated revenues were $20.4 billion, compared to the prior year's consolidated revenues of $5.3 billion.

For the full year 2021, the Company generated net income of $3.0 billion, or $5.36 per diluted share. This compares to a 2020 net loss of $81 million, or $0.32 per diluted share.

For the full year 2021, Adjusted EBITDA1 was $5.3 billion, compared to $353 million in 2020.

Fourth-Quarter Consolidated Results
Fourth-quarter 2021 consolidated revenues were $5.3 billion, compared to prior-year fourth-quarter consolidated revenues of $2.3 billion.

For the fourth quarter of 2021, the Company generated net income of $899 million, or $1.69 per diluted share. This included $47 million of charges, or $0.09 per diluted share, from amortization of inventory step-up and acquisition-related expenses. This compares to net income of $74 million, or $0.14 per diluted share, recorded in the fourth-quarter of 2020, which included $44 million of charges, or $0.10 per diluted share, of acquisition-related costs and amortization of inventory step-up.

Fourth-quarter 2021 Adjusted EBITDA1 was $1.5 billion, compared to $286 million in the fourth quarter of 2020.

From the cash generated during the fourth quarter of 2021, the Company used $761 million toward the acquisition of Ferrous Processing and Trading Company ("FPT"). The Company used the remainder of the cash generated during the quarter to pay down approximately $150 million in principal debt.

Also during the fourth quarter of 2021, pension and OPEB liabilities, net of assets, were reduced by approximately $1 billion, from $3.9 billion to $2.9 billion, primarily as a result of actuarial gains and strong returns on assets. The full-year 2021 liability reduction, net of assets, was approximately $1.3 billion, which also included Company contributions.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA[1]:
Steelmaking	$1,521	$316	$5,422	$433
Other Businesses	(16)	25	9	47
Corporate and eliminations	(49)	(55)	(169)	(127)
Total Adjusted EBITDA[1]	$1,456	$286	$5,262	$353

The Cliffs Board of Directors has authorized a new share repurchase program for the Company to buy back its outstanding common shares. Under the share repurchase program, the Company will have ample flexibility to buy up to a maximum of $1 billion worth of shares, via acquisitions in the open market or privately negotiated transactions. The Company is not obligated to make any purchases and the program may be suspended or discontinued at any time. The program is effective today and does not have a specific expiration date.

Lourenco Goncalves, Cliffs' Chairman, President and CEO said: “During the last two years, we completed the construction and started operating our flagship state-of-the-art Direct Reduction plant, and also acquired and paid for the acquisition of two big steel companies and a major scrap company. The results we achieved in 2021 are a clear demonstration of how powerful Cleveland-Cliffs has become, as our revenues grew more than ten times, from $2 billion in 2019 to over $20 billion in 2021. All this growth was profitable growth, generating $5.3 billion of Adjusted EBITDA and $3 billion of net income this past year. Our strong cash flow generation allowed us to not only reduce our diluted share count by 10%, but also to bring our leverage down to a very healthy level of just 1x Adjusted EBITDA.”

Mr. Goncalves continued: “Our fourth-quarter 2021 results demonstrate the disciplined approach to supply that is fundamental to us. During Q3 of last year we realized that our automotive clients would not be able to resolve their supply chain issues in Q4, and therefore demand pull from the sector would be weak. That would come on top of the widely expected lighter demand from service centers in Q4. As such, we elected not to chase weak demand, and instead accelerated maintenance forward to Q4 at several of our steel production and finishing facilities. These actions had a short-term impact on our unit costs in Q4, but should benefit our 2022 results."

Mr. Goncalves added: “Cleveland-Cliffs is, by a very large margin, the largest steel supplier of the automotive sector in the United States. Through our massive utilization of both HBI in our blast furnaces and prime scrap in our BOF’s, we are now able to stretch hot metal, reduce coke rate, and reduce CO2 emissions to a new international benchmark level for steel companies with product mix similar to ours. That’s particularly relevant when our clients in the automotive sector compare our emissions performance against their other major steel suppliers in countries like Japan, South Korea, France, Austria, Germany, Belgium and a few others. Said another way, through operational changes we have already implemented and that do not depend on breakthrough technologies or massive investment, Cleveland-Cliffs is setting a new world benchmark in CO2 emissions for steel suppliers of higher quality steels to the automotive sector.”

Mr. Goncalves concluded: "With demand on the rebound, particularly in automotive, 2022 is set to be another phenomenal year for profitability at Cleveland-Cliffs. Based on our recently renewed contracts, we are now selling the vast majority of our fixed-price contractual volumes at substantially higher selling prices. Even at the steel futures curve as of today, we would expect to see higher average selling prices for our steel in 2022 than in 2021. As we look forward to delivering another stellar year in 2022 and with our limited needs for capex, we are now comfortable to implement shareholder-focused actions ahead of our original expectations.”

Steelmaking
On November 18, 2021, Cleveland-Cliffs completed the acquisition of FPT. The operations of FPT are categorized under the Company's Steelmaking segment. The Steelmaking results set forth only include the operating results of FPT for the period from November 18, 2021 through December 31, 2021.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
External Sales Volumes
Steel Products (net tons)	3,384	1,858	15,886	3,783
Operating Results - In Millions
Revenues	$5,191	$2,099	$19,901	$4,965
Cost of goods sold	$(3,907)	$(1,867)	$(15,379)	$(4,749)
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,423	$880	$1,187	$947

Full-year 2021 steel product volume of 15.9 million net tons consisted of 32% coated, 31% hot-rolled, 18% cold-rolled, 6% plate, 4% stainless and electrical, and 9% other, including slabs and rail. Fourth-quarter 2021 steel product volume of 3.4 million net tons consisted of 34% coated, 29% hot-rolled, 17% cold-rolled, 7% plate, 5% stainless and electrical, and 8% other, including slabs and rail.

Full-year 2021 Steelmaking revenues of $19.9 billion included approximately $7.7 billion, or 38% of sales, to the distributors and converters market; $5.4 billion, or 27% of sales, to the infrastructure and manufacturing market; $4.7 billion, or 24% of sales, to the automotive market; and $2.1 billion, or 11% of sales, to steel producers. Fourth-quarter 2021 Steelmaking revenues of $5.2 billion included approximately $2.0 billion, or 38% of sales, to the distributors and converters market; $1.5 billion, or 29% of sales, to the infrastructure and manufacturing market; $1.1 billion, or 22% of sales, to the automotive market; and $552 million, or 11% of sales to steel producers.

Full-year 2021 Steelmaking cost of goods sold of $15.4 billion included depreciation, depletion, and amortization of $855 million and amortization of inventory step-up charges of $161 million. Full-year Steelmaking segment Adjusted EBITDA of $5.4 billion included $232 million of SG&A expense. Fourth-quarter 2021 Steelmaking cost of goods sold of $3.9 billion included depreciation, depletion, and amortization of $222 million and amortization of inventory step-up charges of $32 million. Fourth-quarter 2021 Steelmaking segment Adjusted EBITDA of $1.5 billion included $52 million of SG&A expense.

Other Businesses
Fourth-quarter 2021 results in Other Businesses, specifically Tooling & Stamping, were negatively affected by inventory valuation adjustments, as well as the December 2021 tornado that impacted the Bowling Green, Kentucky facility.
Liquidity
As of February 8, 2022, the Company had total liquidity of approximately $2.6 billion, consisting of approximately $100 million in cash and approximately $2.5 billion of availability under its ABL credit facility.

Outlook
Due to the successful renewal of relevant fixed price sales contracts, and based on the current 2022 futures curve which implies an average hot-rolled coil steel index price of $925 per net ton for the remainder of the year, the Company would expect its 2022 average selling price to be approximately $1,225 per net ton.

In comparison, in 2021, when the hot-rolled coil steel index price averaged approximately $1,600 per net ton, the Company’s average selling price was $1,187 per net ton.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, February 11, 2022, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. We are the largest supplier of steel to the automotive industry in North America and serve a diverse range of other markets due to our comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 26,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: disruptions to our operations relating to the ongoing COVID-19 pandemic, including the heightened risk that a significant portion of our workforce or on-site contractors may suffer illness or otherwise be unable to perform their ordinary work functions; continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing a trend toward light weighting and supply chain disruptions, such as the semiconductor shortage, that could result in lower steel volumes being consumed; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of the prolonged COVID-19 pandemic; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the ongoing COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, environmental matters, government investigations, occupational or personal injury claims, property damage, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost or quality of energy sources, including electricity, natural gas and diesel fuel, or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; liabilities and costs arising in connection with any business decisions to temporarily idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies and benefits of our recent acquisition transactions and to successfully integrate the acquired businesses into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees and known and unknown liabilities we assumed in connection with the acquisitions; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our ability to successfully identify and consummate any strategic capital investments or development projects, cost-effectively achieve planned production rates or levels, and diversify our product mix and add new customers; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; availability of workers to fill critical operational positions and potential labor shortages caused by the ongoing COVID-19 pandemic, as well as our ability to attract, hire, develop and retain key personnel; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and other filings with the SEC.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Manager, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$5,346	$2,256	$20,444	$5,354
Operating costs:
Cost of goods sold	(4,072)	(2,013)	(15,910)	(5,102)
Selling, general and administrative expenses	(111)	(95)	(422)	(244)
Acquisition-related costs	(2)	(22)	(20)	(90)
Miscellaneous – net	(42)	(19)	(80)	(60)
Total operating costs	(4,227)	(2,149)	(16,432)	(5,496)
Operating income (loss)	1,119	107	4,012	(142)
Other income (expense):
Interest expense, net	(79)	(70)	(337)	(238)
Gain (loss) on extinguishment of debt	—	(3)	(88)	130
Net periodic benefit credits other than service cost component	71	24	210	54
Other non-operating income	1	2	6	3
Total other expense	(7)	(47)	(209)	(51)
Income (loss) from continuing operations before income taxes	1,112	60	3,803	(193)
Income tax benefit (expense)	(214)	13	(773)	111
Income (loss) from continuing operations	898	73	3,030	(82)
Income from discontinued operations, net of tax	1	1	3	1
Net income (loss)	899	74	3,033	(81)
Income attributable to noncontrolling interest	(6)	(10)	(45)	(41)
Net income (loss) attributable to Cliffs shareholders	$893	$64	$2,988	$(122)

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$1.78	$0.15	$5.62	$(0.32)
Discontinued operations	—	—	0.01	—
	$1.78	$0.15	$5.63	$(0.32)
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$1.69	$0.14	$5.35	$(0.32)
Discontinued operations	—	—	0.01	—
	$1.69	$0.14	$5.36	$(0.32)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$48	$112
Accounts receivable, net	2,154	1,169
Inventories	5,188	3,828
Other current assets	263	189
Total current assets	7,653	5,298
Non-current assets:
Property, plant and equipment, net	9,186	8,743
Goodwill	1,116	1,406
Other non-current assets	1,020	1,324
TOTAL ASSETS	$18,975	$16,771
LIABILITIES
Current liabilities:
Accounts payable	$2,073	$1,575
Accrued employment costs	585	460
State and local taxes	138	147
Other current liabilities	765	747
Total current liabilities	3,561	2,929
Non-current liabilities:
Long-term debt	5,238	5,390
Pension liability, non-current	578	1,224
OPEB liability, non-current	2,383	2,889
Other non-current liabilities	1,441	1,260
TOTAL LIABILITIES	13,201	13,692
SERIES B PARTICIPATING REDEEMABLE PREFERRED STOCK	—	738
TOTAL EQUITY	5,774	2,341
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$18,975	$16,771

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$899	$74	$3,033	$(81)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	233	124	897	308
Amortization of inventory step-up	32	22	161	96
Deferred income taxes	210	(11)	767	(101)
Pension and OPEB credits	(44)	(12)	(103)	(23)
Loss (gain) on extinguishment of debt	—	3	88	(130)
Other	59	(52)	139	(70)
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	317	(302)	(858)	(42)
Inventories	(577)	(142)	(1,370)	(146)
Pension and OPEB payments and contributions	(64)	(44)	(343)	(75)
Payables, accrued expenses and other liabilities	72	133	374	6
Net cash provided (used) by operating activities	1,137	(207)	2,785	(258)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(232)	(146)	(705)	(525)
Acquisition of FPT, net of cash acquired	(761)	—	(761)	—
Acquisition of ArcelorMittal USA, net of cash acquired	—	(658)	54	(658)
Acquisition of AK Steel, net of cash acquired	—	—	—	(869)
Other investing activities	28	2	33	10
Net cash used by investing activities	(965)	(802)	(1,379)	(2,042)
FINANCING ACTIVITIES
Series B Redeemable Preferred Stock redemption	—	—	(1,343)	—
Proceeds from issuance of common shares	—	—	322	—
Proceeds from issuance of debt	—	—	1,000	1,763
Debt issuance costs	(3)	(18)	(20)	(76)
Repayments of debt	(26)	(23)	(1,372)	(1,023)
Borrowings under credit facilities	1,609	1,278	5,962	2,060
Repayments under credit facilities	(1,729)	(150)	(5,889)	(550)
Other financing activities	(17)	(22)	(130)	(115)
Net cash provided (used) by financing activities	(166)	1,065	(1,470)	2,059
Net increase (decrease) in cash and cash equivalents	6	56	(64)	(241)
Cash and cash equivalents at beginning of period	42	56	112	353
Cash and cash equivalents at end of period	$48	$112	$48	$112

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$899	$74	$3,033	$(81)
Less:
Interest expense, net	(79)	(70)	(337)	(238)
Income tax benefit (expense)	(214)	13	(773)	111
Depreciation, depletion and amortization	(233)	(124)	(897)	(308)
Total EBITDA	$1,425	$255	$5,040	$354
Less:
EBITDA from noncontrolling interests	$15	$15	$75	$56
Gain (loss) on extinguishment of debt	—	(3)	(88)	130
Severance costs	—	—	(15)	(38)
Acquisition-related costs excluding severance costs	(2)	(22)	(5)	(52)
Acquisition-related loss on equity method investment	(13)	—	(31)	—
Amortization of inventory step-up	(32)	(22)	(161)	(96)
Impact of discontinued operations	1	1	3	1
Total Adjusted EBITDA[1]	$1,456	$286	$5,262	$353

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$6	$10	$45	$41
Depreciation, depletion and amortization	9	5	30	15
EBITDA of noncontrolling interests	$15	$15	$75	$56